Comerica Incorporated Names Brian Goldman Chief Risk Officer

Jay Oberg to Retire in 2024

DALLAS, Nov. 9, 2023 – Comerica Incorporated (NYSE: CMA) today announced that Brian Goldman has been named Senior Executive Vice President and Chief Risk Officer, effective Dec. 4, 2023. Goldman will succeed Jay Oberg, Senior Executive Vice President and Chief Risk Officer, who is expected to retire in December 2024, following more than 32 years with Comerica. Oberg will remain a senior executive vice president at Comerica until his retirement.

As Chief Risk Officer, Goldman will report directly to Comerica Chairman, President and Chief Executive Officer Curt Farmer, as well as to the Enterprise Risk Committee of the Comerica Incorporated Board of Directors. He will be responsible for overseeing risk on an enterprise-wide basis, including governance of all risk management operations at the company; integration of risk principles into strategic planning; leading the second line risk management function; and identification of emerging risks related to regulation, products, services, customer types and channels.

“Brian has proven leadership and experience in directing enterprise risk. We are pleased to welcome him to Comerica to further advance our program as the banking industry continues to experience change,” said Farmer. “Jay has played an important role in numerous accomplishments that have helped strengthen Comerica’s risk foundation, and we wish him all the best as he prepares for retirement.”

Brian Goldman
Goldman has had numerous risk management roles at both Goldman Sachs and Citibank, most recently serving as Head of Operational Risk for the Institutional Clients Group (ICG) and Citibank NA (the primary US banking subsidiary of Citigroup). Goldman spent 23 out of his 26 years in leadership roles at Goldman Sachs where he was instrumental in establishing critical risk functions. Goldman was previously the Chief Risk Officer for the Operations Division before serving as Head of Enterprise Risk Management where he established the organization’s Enterprise Risk Management framework. He then served as Head of Operational Risk where he oversaw the identification, monitoring, reporting and mitigation of all operational risks. Prior to these roles, Brian served in multiple capacities within Goldman Sachs, focusing on process execution, transformation and risk management. Goldman earned his Bachelor’s Degree in History from Rutgers University.

Jay Oberg
Oberg joined Comerica in 1991 as a financial analyst in the Controller Department. After moving to Corporate Development in 1995, his scope of work increased as he assumed leadership of Comerica’s Corporate Planning and Development function in 2007. In 2016, his role expanded as he began serving as Executive Vice President, Corporate Development, Strategy and Capital Planning. He would go on to assume the role of Chief Risk Officer in 2019. Oberg earned his Bachelor’s Degree in Finance from the University of Michigan.

About Comerica
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank, and Wealth Management. Comerica, one of the 25 largest U.S. financial holding companies, focuses on building relationships and helping people and businesses be successful. Comerica provides more than 400 banking centers across the country with locations in Arizona, California, Florida, Michigan and Texas. Founded 174 years ago in Detroit, Michigan, Comerica continues to expand into new regions, including its Southeast Market, based in North Carolina, and Mountain West Market in Colorado. Comerica has offices in 17 states and services 14 of the 15 largest U.S. metropolitan areas, as well as Canada and Mexico. Comerica reported total assets of $85.7 billion as of Sept. 30, 2023. Learn more about how Comerica is raising expectations of what a bank can be by visiting www.comerica.com, and follow us on Facebook, X (formerly known as Twitter), Instagram and LinkedIn.

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